Agreement No.: PS25-027 AMENDMENT AGREEMENT Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. This Amendment Agreement No. 2 to the PS20-092 Outbound Logistic Agreement (“Amendment”) is between Volvo Cars USA LLC, with offices located at 1800 Volvo Place, Mahwah, NJ 07430, a Delaware limited liability company (“Service Provider”), and Polestar Automotive USA Inc., with offices located at 777 Macarthur Blvd., Mahwah, NJ 0743, a Delaware corporation (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a service agreement Outbound logistics on behalf of Polestar – VCC Services, USA and Canada (Agreement No. PS20-092) on 28 January 2021, and into the Amendment Agreement No. 1 (agreement No. PS22-023) to the foregoing agreement on 5 September 2024 (combined and in the form of the amended version, the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT 1.1 The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. 1.2 The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on 1 January 2025. 2. AMENDMENTS 2.1 Appendix 3 to the Agreement shall be replaced in its entirety by Appendix 3 attached to this Amendment. 3. GENERAL PROVISIONS 3.1 This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement.

Agreement No.: PS25-027 3.2 No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. 3.3 Sections 16 and 17 of Appendix 2 of the Agreement shall apply to this Amendment as well. 3.4 The Parties may execute this Amendment in counterparts, including electronic copies, which taken together will constitute one instrument. ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement No.: PS25-027 Volvo Cars USA LLC Polestar Automotive USA Inc. AUGUST 28, 2025 SEPTEMBER 4, 2025 By: /s/ Katya Gill By: /s/ Kristian Elvefors Title: Sr. Legal Counsel & Secretary Title: Director AUGUST 28, 2025 SEPTEMBER 11, 2025 By: /s/ Robert Manna By: /s/ Richard Bryant Title: CFO Title: Managing Director

PS20-092 (Amended through PS25-027) 1 APPENDIX 3 SERVICE CHARGES 1. GENERAL 1.1 This Appendix 3 stipulates the rules and principles for the Service Charges payable by Purchaser to Service Provider for Services delivered under the Service Agreement. 1.2 The Parties agree that the Service Charges shall be updated for each new calendar year based on changes in required resources, costs and forecasted volumes. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 “Common Costs” shall have the meaning as set out in Section 3.3 below. 2.3 “OBL” means Outbound Logistics. 3. COST SHARING PRINCIPLES 3.1 Purchaser shall, based on “Arm’s Length” principle, fully compensate Service Provider for all costs occurring related to activities under this Service Agreement which are executed on behalf of Purchaser. 3.2 The general principle is that costs that can be identified as directly arising from activities related to one Party’s Vehicles shall also be fully covered by that Party. 3.3 In cases when the distinction described in Section 3.2 above is not possible to make, i.e. when an activity adds value to both Parties’ outbound logistics flow, the costs for such activities (“Common Costs”) will be distributed between the Parties based on forecasted production volume (unless otherwise stated in the following) and, where applicable, its market distribution. To establish the costs for a calendar year, the Parties’ combined volume forecast plan made available in November, preceding year, shall be used to determine each Parties’ share of the Common Costs. In the event that Purchaser during a calendar year adds an additional car model, manufacturing plant (pick-up location) and/or new market (destinations) which was not known at the time for the planning described in Section 3.3.1 above, the Common Costs will be adjusted based on a new volume forecast which is determined in good faith between the Parties. The updated Common Costs shall be applied from the first day of the calendar month when the changed condition is effective.

PS20-092 (Amended through PS25-027) 2 4. SERVICE CHARGES 4.1 Rates, general The rates that are used for charging service costs to Purchaser shall be determined by Service Provider on an, at least, annual basis in compliance with applicable tax legislation, including but not limited to the principle of “Arm’s Length” between the Parties. The hourly rates, used at the time of preparation of this Service Agreement, represents the level of the actual year. The Parties agree that the Service Charges related to this Service Agreement will be continuously updated whenever the hourly rates are updated according to Section 4.1.1 above. The Parties agree that one Full Time Employee (“FTE”) represents [***] working hours per year. 4.2 Charges related to Administration and Operation Examples of the activities related to Administration and Operations of the outbound transports and related logistic services are listed in Appendix 1d. The costs for these activities are not directly influenced by the actually shipped volume of Vehicles since Service Provider must uphold a certain capacity on behalf of Purchaser. Therefore, the costs for the related activities shall be calculated for each calendar year and distributed evenly on the invoices for the Services under the Service Agreement, issued by Service Provider to Purchaser during said calendar year. The table below shows the 2025 estimated running operation cost categories based on the 2025 hourly rates. [***] In the event that Service Provider needs to perform any kind of work on behalf of Purchaser, which is not part of the running operation activities, Purchaser shall compensate Service Provider for the time spent based on the hourly rates agreed between the Parties at the time. Before any such work is started, Service Provider shall present to Purchaser an estimation of the required hours, which Purchaser must approve. If the Parties cannot agree, the work shall not be carried out and Purchaser is responsible for any potential consequences. If the Purchaser and the Service Provider agrees to add the Purchaser to an existing Frame Agreement / retainer agency made by the Service Provider, the Purchaser, will, besides the worktime it may for the activities needed, be charged a lump sum according to the following thresholds. The thresholds are based on the Purchaser’s contract value with the supplier: [***] _______________________________